                                                                    EXHIBIT 99.1

[SANDERSON FARMS, INC. LOGO]

SANDERSON FARMS, INC.
GENERAL OFFICES
Post Office Box 988 - Laurel, Mississippi 39441-0988
Telephone (601) 549-4030 - Facsimile (601) 426-1461

                      CONTACT:  MIKE COCKRELL
                                TREASURER & CHIEF FINANCIAL OFFICER
                                (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                      RESULTS FOR THIRD QUARTER FISCAL 2003


LAUREL, Miss. (August 25, 2003) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the third quarter and nine months ended July 31, 2003.

         Net sales for the third quarter of fiscal 2003 were $232.2 million compared with $202.7 million for the same period a year ago. For the quarter, the Company reported net income of $15.4 million, or $1.17 per diluted share, compared with net income of $9.3 million, or $0.70 per diluted share, for the third quarter of fiscal 2002.

         Net sales for the first nine months of fiscal 2003 were $617.5 million compared with $542.6 million for the same period during fiscal 2002. Net income for the first nine months of the year totaled $33.6 million, or $2.55 per diluted share, compared with net income of $22.3 million, or $1.66 per diluted share, for the first nine months of last year. During the first nine months of fiscal 2003, the Company recognized $7.6 million, net of income taxes, or $0.58 per diluted share, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges, compared to $1.6 million, or $0.12 per diluted share, during the same period of last year. Excluding these special items, net income was $26.0 million, or $1.97 per diluted share, for the first nine months of this year, compared to $20.7 million, or $1.54 per diluted share, for the first nine months of last year.

         "We are pleased with our sales and operating execution during the third fiscal quarter of 2003," said Joe F. Sanderson, Jr., President and Chief Executive Officer of Sanderson Farms, Inc. "Our results reflect continued strength in our operations and overall improvement in the chicken market compared with conditions a year ago. Furthermore, poultry prices have remained firm through August, and leading indicators of protein supplies continue to signal no significant increase in production for the balance of this fiscal year."

         As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 3.1% in the Company's third fiscal quarter compared with the same period in 2002, while increasing 0.6% for the first nine months of the fiscal year compared with the same period last year. Bulk leg quarter prices increased approximately 36.2% during the quarter compared with last

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Sanderson Farms Reports Third Quarter 2003 Results
Page 2
August 25, 2003



year's third quarter, but are down 2.3% for the first nine months of the year compared with the first nine months of last year. Boneless breast meat prices during the quarter were approximately 15.3% higher than the prior-year period, and were up 13.8% through the first nine months of the year. Wing prices averaged 66.5 cents per pound, up 34.3% from the average of 49.5 cents per pound during the third quarter of fiscal 2002. Market prices for corn and soybean meal, our primary feed ingredients, increased 8.9% and 9.5%, respectively, compared with the third quarter a year ago.

         "We are pleased with our financial results and overall execution so far during this fiscal year," continued Sanderson. "Our operating performance in both live production and in our processing plants continues to be strong. Likewise, our sales execution in our targeted markets has been excellent.
While higher raw material costs have pressured margins at our prepared foods division, sales have increased 32% through the first nine months of the year compared to the same period last year.

         "As noted, leading indicators of future production, such as weekly broiler egg sets and chick placements, continue to indicate firm market conditions for the balance of the current fiscal year. While market prices typically soften seasonally following the Labor Day holiday, we expect market conditions during our fourth fiscal quarter to be better than a year ago. As a result, we now believe the revised earnings estimate for fiscal 2003 of $2.60 per diluted share, excluding non-recurring items such as the vitamin and methionine lawsuit recoveries described above, is conservative."

         Sanderson Farms will hold a conference call to discuss this press release today, August 25, 2003, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.companyboardroom.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 25, 2003.

         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2002 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2003.


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Sanderson Farms Reports Third Quarter 2003 Results
Page 3
August 25, 2003


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                        THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                             JULY 31,                           JULY 31,
                                                   -----------------------------      -----------------------------
                                                        2003           2002                2003           2002
                                                   -------------  --------------      -------------  --------------
Net sales                                          $     232,151  $      202,694      $     617,523  $      542,634
Costs and expenses:
    Cost of sales                                        195,160         179,550            535,556         483,213
    Selling, general and administrative                   11,265           7,234             25,515          20,632
                                                   -------------  --------------      -------------  --------------
                                                         206,425         186,784            561,071         503,845
                                                   -------------  --------------      -------------  --------------

    Operating income                                      25,726          15,910             56,452          38,789

Other income (expense):
    Interest income                                           25              30                 51              81
    Interest expense                                        (602)           (950)            (2,034)         (2,904)
    Other                                                      6             (15)               (31)            (18)
                                                   -------------  --------------      -------------  ---------------
                                                            (571)           (935)            (2,014)         (2,841)
                                                   -------------  --------------      -------------  --------------

Income before income taxes                                25,155          14,975             54,438          35,948
Income tax expense                                         9,747           5,690             20,877          13,660
                                                   -------------  --------------      -------------  --------------
Net income                                         $      15,408  $        9,285      $      33,561  $       22,288
                                                   =============  ==============      =============  ==============

Basic earnings per share                           $        1.19  $         0.71      $        2.59  $         1.69
                                                   =============  ==============      =============  ==============
Diluted earnings per share                         $        1.17  $         0.70      $        2.55  $         1.66
                                                   =============  ==============      =============  ==============
Dividends per share                                $        0.10  $         0.10      $        0.30  $         0.30
                                                   =============  ==============      =============  ==============

Weighted average shares outstanding:
    Basic                                                 12,947          13,125             12,966          13,217
                                                   =============  ==============      =============  ==============
    Diluted                                               13,203          13,343             13,161          13,417
                                                   =============  ==============      =============  ==============



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Sanderson Farms Reports Third Quarter 2003 Results
Page 4
August 25, 2003


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                               JULY 31,       OCTOBER 31,
                                                                 2003              2002
                                                             -------------    --------------
                                                              (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                                $      22,052    $        9,542
    Accounts receivable, net                                        42,390            41,073
    Inventories                                                     64,301            57,964
    Refundable income taxes                                              0             2,764
    Prepaid expenses                                                12,937            12,121
                                                             -------------    --------------

Total current assets                                               141,680           123,464

Property, plant and equipment                                      373,796           389,666
Less accumulated depreciation                                     (215,252)         (233,183)
                                                             -------------    --------------
                                                                   158,544           156,483

Other assets                                                           411               563
                                                             -------------    --------------

Total assets                                                 $     300,635    $      280,510
                                                             =============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses                    $      56,727    $       51,769
    Current maturities of long-term debt                             4,349             3,243
                                                             -------------    --------------
Total current liabilities                                           61,076            55,012

Long-term debt, less current maturities                             36,849            49,969
Claims payable                                                       2,600             2,600
Deferred income taxes                                               17,038            17,038
Stockholders' equity                                               183,072           155,891
                                                             -------------    --------------

Total liabilities and stockholders' equity                   $     300,635    $      280,510
                                                             =============    ==============


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